Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Hosts Annual Shareholders Meeting

GRAND RAPIDS, MICHIGAN – August 15, 2012 – Spartan Stores, Inc., (Nasdaq:SPTN) a leading regional grocery distributor and retailer, today hosted its 2012 Annual Shareholders Meeting at the JW Marriott Hotel in Grand Rapids, MI. The Company’s shareholders approved all proposals at the meeting.

Shareholders re-elected six directors to the Board of Directors for one-year terms expiring at the 2013 annual meeting. In the Company’s “say on pay” vote, shareholders approved the compensation of the Company’s named executive officers. This was an advisory and non-binding vote. In addition, shareholders ratified Deloitte & Touche LLP as the Company’s independent auditors for its current fiscal year (fiscal 2013).

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc. (Nasdaq:SPTN) is the nation’s tenth largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 private and national brand products to approximately 375 independent grocery locations in Michigan, Indiana and Ohio, and to 97 corporate owned stores located in Michigan, including Family Fare Supermarkets, Glen’s Markets, D&W Fresh Markets, VG’s Food and Pharmacy, and Valu Land.